Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact Information:
At the Company: Gregory S. Skinner Vice President Finance and CFO (650) 261-3677	Investor Relations: John Mills, Partner (646) 277-1254 John.Mills@ICRINC.com

Landec Corporation Reports Fourth Quarter and Fiscal 2017 Results

Lifecore Exceeds Fiscal 2017 Expectations and Eat Smart Achieves

Significant Salad Distribution Gains

MENLO PARK, CA – July 25, 2017 – Landec Corporation (NASDAQ: LNDC), a leading innovator of diversified health and wellness solutions within the packaged natural food and biomaterial markets, reported results for the fiscal 2017 fourth quarter and fiscal year ended May 28, 2017.

“For fiscal 2017, Lifecore delivered a record year with revenues increasing 18% to $59.4 million compared to last year and operating income increasing 13% to $15.9 million,” commented Molly Hemmeter, Landec’s President and CEO. “The shift of Lifecore’s business model from a premium supplier of hyaluronic acid (HA) to a fully integrated contract development and manufacturing organization (CDMO) for difficult-to-handle biomaterials is delivering results. During fiscal 2017, Lifecore commercialized its first non-HA drug product and continued to build and expand its product pipeline of HA and non-HA development projects to fuel future growth.”

Ms. Hemmeter added, “Apio’s strategy to focus on innovation and shift its product mix to higher margin products resulted in a 260 basis point increase in fiscal 2017 gross margin compared to fiscal 2016. Despite a 4% decline in revenues, Apio’s gross profit in fiscal 2017 increased $10.5 million, or 23%, which was due to a reduction in lower margin product sales coupled with positive operating efficiencies, including more favorable produce sourcing during fiscal 2017 compared to fiscal 2016.

“For well over a year, we have been emphasizing our strategy to grow Apio’s Eat Smart® salad business through continued product innovation and expanded distribution in major U.S. retailers. During the fourth quarter of fiscal 2017, Apio entered the single-serve salad kit segment with the launch of its innovative Eat Smart “Salad Shake-Ups!™”, increasing the total addressable market for our Eat Smart products in the North American value-added vegetable space by approximately $500 million to $3.8 billion. This product line is designed to attract new consumers to the single-serve category that currently has a household penetration of only 11%. Eat Smart “Salad Shake Ups!” feature unique flavors, a 100% clean label, nutrient-rich vegetables and plant proteins in a patented bowl design that makes it easy to enjoy with less mess. The first three single-serve products are now being sold to over a dozen retailers in North America,” said Ms. Hemmeter.

“We also made significant gains in U.S. distribution of our Eat Smart salads during the fourth quarter. For the 52 weeks ending May 27, 2017, the All Commodity Volume (ACV) for Eat Smart multi-serve salad kits increased by 10 percentage points from 14% to 24%. We expect this to increase further over the coming months as our salads start to fill the shelves at new customers. In May of 2016, Walmart began testing our Sweet Kale Salad in 400 stores, which was subsequently expanded in October of 2016 to 1,400 stores following the product’s strong performance. During the fourth quarter of fiscal 2017, Walmart further expanded the distribution of the Sweet Kale Salad, which today can be found in approximately 3,800 stores. In addition, Apio added Fresh Market as a new customer and began shipping eight Eat Smart salads to approximately 177 stores during the quarter,” added Ms. Hemmeter. “We are also pleased to announce that Kroger has become Eat Smart’s newest salad customer, with four Eat Smart salads being distributed to approximately 2,000 stores starting this month. The Sweet Kale Salad and the Strawberry Harvest multi-serve salad kits and two of the new Eat Smart “Salad Shake-Ups” single-serve salad kits began shipping at the start of July and we expect all 2,000 stores to have the salads by August. We are committed to delivering value to all of our customers with innovative products, strong analytics, shopper insights and strategic promotions to grow consumer traffic and profitability for our retail partners.

“In our ongoing efforts to make Eat Smart products available to all consumers, we are aligning ourselves with strong partners across all channels, including the growing online marketplace,” continued Hemmeter. “We are currently selling packaged fresh vegetables to several Direct-to-Consumer Meal Kit companies, including Hello Fresh, and began shipping Eat Smart products to Amazon Fresh in February of this year. It is important that we partner strategically with these customers to align our innovative Eat Smart products with changing consumer purchasing behaviors. Over time, the increased distribution of our salads will drive higher, more profitable volumes through Apio’s facilities.

“These new products and our new distribution gains will begin to increase revenues and gross margins as they are fully rolled out during fiscal 2018 and full distribution is achieved. Even though these new products and new distribution had little impact on our fiscal fourth quarter of 2017, our strategy of changing our product mix at Apio to higher margin products is reflected in our results as our gross margin in our Apio packaged fresh vegetables business increased 130 basis points during the quarter and 290 basis points for the fiscal year 2017 compared to the prior year periods,” concluded Hemmeter.

Fourth Quarter 2017 Results Compared to Fourth Quarter of 2016

●	Revenues decreased 6% to $127.4 million
●	Gross profit decreased 14% to $19.7 million
●	Net income decreased 48% to $2.5 million or $0.09 per share

Fiscal Fourth Quarter 2017 Results

Landec consolidated revenues in the fourth quarter of fiscal 2017 decreased 6% to $127.4 million from $135.3 million in the year-ago quarter. The decrease was due to a $7.1 million or 54% decrease in revenues in Apio’s export business due to the Company’s decision to discontinue selling certain low margin fruit products and a $4.1 million or 26% decrease in revenues at Lifecore compared to above average revenues at Lifecore in the fourth quarter of last year. This decrease was expected due to a customer’s request to ship their product in the fourth quarter of last year, which historically shipped in the third quarter. These decreases in revenues were partially offset by a $3.0 million or 3% increase in revenues in Apio’s packaged fresh vegetables business due to increased offerings and new distribution of salad kits in U.S. retail.

Landec consolidated net income in the fourth quarter of fiscal 2017 was $2.5 million or $0.09 per share compared to a net income of $4.7 million or $0.17 per share in the year-ago quarter. The decrease in net income was due to (1) a $4.3 million decrease in gross profit at Lifecore resulting from lower revenues and an unfavorable product mix change compared to the fourth quarter of last year, (2) a $1.7 million increase in R&D expenses for new product development, and (3) a $438,000 decrease in gross profit in Apio’s export business due to lower revenues. These decreases in net income were partially offset by (1) a $1.7 million increase in gross profit in Apio’s packaged fresh vegetables business and (2) a $2.1 million decrease in income taxes.

Fiscal 2017 Results Compared to Fiscal 2016

●	Revenues decreased 2% to $532.3 million
●	Gross profit increased 17% to $83.2 million
●	Net income increased to $10.6 million or $0.38 per share
●	Cash flow from operations increased 34% to $29.3 million

Fiscal 2017 Results

Landec consolidated revenues in fiscal 2017 decreased 2% to $532.3 million compared to $541.1 million last year. The decrease in revenues was primarily due to a $15.8 million or 4% decrease in revenues in Apio’s packaged fresh vegetables business and a $1.7 million or 3% decrease in Apio’s export business partially offset by an $8.9 million or 18% increase in revenues at Lifecore.

Landec consolidated net income in fiscal 2017 was $10.6 million, or $0.38 per share, compared to a net loss of $11.6 million, or $0.43 per share, in fiscal 2016. The increase in net income was due to (1) a $34 million ($21.5 million net of tax) write down of the GreenLine trademark in the third quarter of last year, (2) a $10.7 million or 26% increase in gross profit in Apio’s packaged fresh vegetable business as a result of a 290 basis point increase in gross margin, and (3) a $2.7 million or 11% increase in gross profit at Lifecore. These increases in net income were partially offset by (1) a $10.9 million or 19% increase in operating expenses, which included $4.7 million of expenses from legal fees and a legal settlement charge resulting from a labor-related class action lawsuit at Apio, (2) a $911,000 decrease in gross profit at Corporate due to the completion of two licensing agreements earlier in fiscal 2017, and (3) from a non-recurring charge of $1.2 million related to the refinancing of Apio’s debt during fiscal 2017.

“During fiscal 2017, Eat Smart salad kit sales remained relatively flat due to Costco’s decision to multi-source Sweet Kale Salad. This reduction in Eat Smart salad kit sales at Costco was offset by substantial growth of Eat Smart salad kits in U.S. retail during fiscal 2017,” stated Ms. Hemmeter. “For the twelve months ended May 27, 2017, the U.S. salad kit category growth in consumer dollars, excluding Costco, was 18%, while the comparable growth for Eat Smart salad kits during the same period was 51%. Our Eat Smart share in the U.S. retail multi-serve salad kit market grew approximately 100 basis points, but still remains low at 4.5%, providing ample room for future growth.

“During fiscal 2017 we completed a reorganization of Apio’s retail sales force, led by Parker Javid, Apio’s new Chief Customer and Sales Officer,” continued Ms. Hemmeter. “In just one year, the team has built a new retail sales organization and retail broker network, engaged with customers at a more strategic level, developed improved forecasting and demand planning capabilities, optimized trade spending and product promotional programs and acquired new business with top new customers such as Walmart and Kroger. This is an impressive list of accomplishments for one year. The new sales force is continuing to build momentum and a strong sales pipeline to fill Apio’s existing capacity and drive a higher return on invested capital.”

“Our balance sheet and cash generation remain strong,” stated Greg Skinner, Landec’s VP of Finance and CFO. “We ended the fourth quarter with $5.4 million in cash. Debt at the end of the year was $54.0 million with a debt-to-equity ratio of 24%, compared to $61.1 million and 29%, respectively, at fiscal year-end 2016. Cash flow from operations for fiscal 2017 was $29.3 million, up from $21.9 million last year. Capital expenditures for fiscal 2017 were $22.6 million, down from $40.9 million in fiscal 2016. The net effect resulted in free cash flow of $6.7 million for fiscal 2017 compared to a negative free cash flow of $19.0 million last year, an improvement of $25.7 million.”

Management Guidance for Fiscal 2018 (see Questions & Answers section at the end of this release for further details)

 “We expect consolidated revenues to grow 2% to 4% in fiscal 2018 with our Eat Smart salad products growing double digits, Lifecore growing 6% to 8% and O Olive increasing revenues by $5 to $6 million. We expect the revenue in Apio’s lower margin core and export businesses to decrease $20 to $25 million. We are projecting consolidated net income to increase 35% to 55% in fiscal 2018 compared to fiscal 2017, resulting in an estimated EPS range of $0.52 to $0.58. The fair market value of our Windset investment is estimated to increase approximately $4.0 million in fiscal 2018. These expectations provide the basis for expected cash flow from operations in the range of $32 to $36 million and capital expenditures of $44 to $48 million in fiscal 2018. For the first quarter of fiscal 2018, we expect revenues to be $120 to $125 million and net income to be $0.05 to $0.07 per share,” noted Mr. Skinner.

Ms. Hemmeter stated, “Landec continues to invest in innovation in order to shift its product mix and drive higher gross margins. Lifecore’s growth trajectory remains intact with expectations for double-digit revenue growth on average over the next five years. For fiscal 2018, revenues for Landec’s food-related businesses, which includes both Apio and O Olive, are expected to be flat to slightly up despite an expected $20 to $25 million incremental decline in lower margin core and export businesses. This strategic loss of business is expected to be more than offset by an increase in the higher margin Eat Smart salad and O Olive products, underlying and continuing with our strategy to shift the product mix toward higher margin products. The fiscal 2018 revenue decrease in our lower margin core businesses is expected to be the final significant phase in Apio’s efforts to right-size its non-strategic, lower margin core packaged fresh vegetable and export businesses.

“Looking toward the next five years, we will continue to focus on innovation in order to: (1) grow our Eat Smart salad business by double digits each year on average, (2) expand our food product offerings beyond produce to refrigerated, natural food products with higher margins, and (3) grow our Lifecore business annually on average by double digits as we build our product development pipeline with HA and non-HA initiatives poised for future commercialization. With these three growth platforms in place, we have established Landec’s consolidated financial goals to be accomplished within the next five years, specifically (1) increasing consolidated gross margin from 15.5% in fiscal 2017 by 400 to 500 basis points or to approximately 20%, (2) tripling fiscal 2017 operating income of $15.5 million and (3) at least doubling the fiscal 2017 return on invested capital (ROIC) of 6.4% over the next five years,” Hemmeter concluded.

Conference Call

The live webcast can be accessed directly at http://ir.Landec.com/events.cfm or on Landec’s website on the Investor Events & Presentations page. The webcast will be available for 30 days.

Date: Wednesday, July 26, 2017

Time: 11:00 a.m. Eastern time (8:00 a.m. Pacific time)

Direct Webcast link: http://ir.Landec.com/events.cfm

To participate in the conference call via telephone, dial toll-free (844) 860-6243 or (661) 378-9884. Please call the conference telephone number 5-10 minutes prior to the start time so the operator can register your name and organization. If you have any difficulty with the webcast or connecting to the call, please contact ICR at (646) 277-1254.

A replay of the call will be available through Wednesday, August 2, 2017 by calling toll-free (855) 859-2056 or international (404) 537-3406, and entering code #45958252.

About Landec Corporation

Landec Corporation (NASDAQ:LNDC) is a leading innovator of diversified health and wellness solutions within the packaged natural food and biomaterial markets. Apio, Landec’s food business, is the leader in branded, packaged fresh vegetables in North America, utilizing its proprietary BreatheWay® packaging technology to naturally extend the shelf life of fresh produce. Apio combines this technology with the capabilities of a large national fresh produce supplier to offer healthy fresh vegetable products under the Eat Smart® brand to consumers through club and retail grocery stores. Extending its reach into adjacent natural food products outside of produce, Landec recently acquired O Olive Oil, Inc, an organic and natural producer and marketer of olive oils and vinegars under the O brand. Lifecore Biomedical, Landec’s biomaterial business, is a fully integrated Contract Development and Manufacturing Organization (CDMO) that offers expertise and capabilities in fermentation, specialty formulation, aseptic filling and final packaging for FDA regulated medical devices and drugs to customers for applications in a wide array of markets including Ophthalmic, Orthopedic and Oncology. For more information about the company, visit Landec’s website at www.landec.com.

Important Cautions Regarding Forward-Looking Statements

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially, including such factors among others, as the timing and expenses associated with operations, the ability to achieve acceptance of the Company's new products in the market place, weather conditions that can affect the supply and price of produce, the amount and timing of research and development funding and license fees from the Company's collaborative partners, the timing of regulatory approvals, the mix between domestic and international sales, and the risk factors listed in the Company’s Form 10-K for the fiscal year ended May 29, 2016 (See item 1A: Risk Factors) which may be updated in Part II, Item 1A Risk Factors in the Company’s Quarterly Reports on Form 10-Q. As a result of these and other factors, the Company expects to continue to experience significant fluctuations in quarterly operating results and there can be no assurance that the Company will remain consistently profitable. The Company undertakes no obligation to update or revise any forward-looking statements whether as a result of new developments or otherwise.

Landec Corporation

CONSOLIDATED CONDENSED BALANCE SHEETS

(In thousands)

	May 28, 2017	May 29, 2016
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$ 5,409	$ 9,894
Accounts receivable, net	47,083	46,406
Inventories, net	25,290	25,535
Prepaid expenses and other current assets	3,498	4,468
Total Current Assets	81,280	86,303

Investment in non-public company	63,600	62,700
Property and equipment, net	133,220	120,880
Intangible assets, net	76,990	71,016
Other assets	2,918	1,754
Total Assets	$ 358,008	$ 342,653

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$ 25,868	$ 30,904
Accrued compensation	8,211	5,460
Other accrued liabilities	9,125	7,772
Deferred revenue	310	832
Line of credit	3,000	3,500
Current portion of long-term debt	4,940	7,873
Total Current Liabilities	51,454	56,341

Long-term debt, less current portion	42,299	45,972
Capital lease obligation, less current portion	3,731	3,804
Deferred taxes	24,581	22,442
Other non-current liabilities	7,791	1,744

Stockholders' Equity
Common stock	27	27
Additional paid-in capital	141,680	137,244
Accumulated other comprehensive income	432	—
Retained earnings	84,470	73,457
Total Stockholders' Equity	226,609	210,728
Non-controlling interest	1,543	1,622
Total Equity	228,152	212,350
Total Liabilities and Stockholders’ Equity	$ 358,008	$ 342,653

Landec Corporation

Consolidated CONDENSED Statements of INCOME

(In thousands, except per-share data)

(unaudited)

	Three Months Ended		Twelve Months Ended
	May 28, 2017	May 29, 2016	May 28, 2017	May 29, 2016
Product Sales	$ 127,430	$ 135,313	$ 532,257	$ 541,099

Cost of product sales	107,773	112,529	449,071	470,142

Gross profit	19,657	22,784	83,186	70,957

Operating costs and expenses:
Research and development	3,556	1,815	9,473	7,228
Selling, general and administrative	13,659	13,876	58,208	49,515
Impairment of GreenLine tradename	—	—	—	34,000
Total operating costs and expenses	17,215	15,691	67,681	90,743
Operating income (loss)	2,442	7,093	15,505	(19,786)

Dividend income	412	412	1,650	1,650
Interest income	1	7	16	71
Interest expense	(394)	(563)	(1,826)	(1,987)
Loss on debt refinancing	—	—	(1,233)	—
Other income	200	200	900	1,200
Net income (loss) before taxes	2,661	7,149	15,012	(18,852)
Income taxes	(197)	(2,346)	(4,335)	7,404
Consolidated net income (loss)	2,464	4,803	10,677	(11.448)
Non-controlling interest	(12)	(74)	(87)	(193)
Net income (loss) available to common stockholders	$ 2,452	$ 4,729	$ 10,590	$ (11,641)

Diluted net income (loss) per share	$ 0.09	$ 0.17	$ 0.38	$ (0.43)

Shares used in diluted per share computations	27,755	27,474	27,652	27,044

 LANDEC CORPORATION

FOURTH QUARTER ENDED MAY 28, 2017

QUESTIONS & ANSWERS

1)	Can you please give us more detail concerning your guidance for fiscal 2018 in the areas of gross profit and operating expenses?

We expect gross profit to increase 6% to 10% in fiscal 2018 compared to fiscal 2017 with our gross margin expected to grow at least 100 basis points. This growth is being primarily driven by a more favorable product mix at Apio due to a higher percentage of revenues and gross profit being generated by higher margin salad sales. As a result, we are projecting Apio’s gross margin to grow approximately 100 basis points. At O Olive, we plan to significantly grow revenues and generate gross margin expansion of over 500 basis points. At Lifecore, we continue to shift to a higher percentage of revenues and gross profit coming from our CDMO business. In fiscal 2018, we expect Lifecore’s gross margin to remain in the mid-40% range.

We expect total operating expenses to increase 2% to 3% in fiscal 2018 compared to fiscal 2017. Excluding the $5.5 million of unplanned operating expenses (see Q&A #6 below) in fiscal 2017, operating expenses are projected to increase approximately 10% year over year, with R&D expenses increasing approximately 17% due to our commitment to emphasize innovation and product development at both Apio and Lifecore as demonstrated by the recent hiring of the VP of R&D and Innovation at Apio.

2)	What is the status of Lifecore’s new vial filling line?

Lifecore continues to make progress on the implementation of a new filling line to further enhance its growth strategy as a CDMO. Several active development projects have met significant milestone thresholds, and generated the required return on investment targets at the onset of this new equipment line.  As a result, Landec has approved the remaining $12 million in capital needed to complete the facility expansion and installation of the new filling line during fiscal 2018.  Lifecore is in the process of constructing new clean rooms to house the new filling line and formulation equipment, which we estimate will be installed and operational by end of fiscal 2018.  This new line is projected to expand our overall filling capacity by 45% as the line provides versatility that can be used to fill either vials or syringes. It is specifically designed to align Lifecore’s capability with market expectations of its partners, from both a capability and capacity perspective.  This investment gives Lifecore the incremental capability for filling commercial quantities of drug products in a vial, which expands the breadth of products and markets Lifecore will be able to serve.

3)

How is the integration of O Olive progressing? What are some of the strategic steps you are taking to grow O Olive’s business? Can you describe any expected operating synergies and when would you expect a contribution to net income from O Olive?

As previously disclosed, the acquisition of O Olive is a first step in our stated strategy of moving into adjacent product segments outside of produce that offer consumers healthy, convenient and delicious products that deliver a higher gross margin and leverage Apio’s robust supply chain, logistics and customer reach. The integration is going very well, and we are currently in the process of securing long-term sourcing of olives ahead of the anticipated growth in olive oil sales while also beginning to expand our customer base.

The O Olive products are a clear adjacency to our salad kit products, a significant growth platform for Apio. The strong product innovation capabilities of the O Olive team along with product and logistical synergies with the Apio business provide a roadmap for future, sustainable growth. We are very excited about the growth prospects of this business. We expect revenues to grow 50-100% in fiscal 2018 compared to the trailing 12-month period and we expect O Olive to be profitable in fiscal 2018.

4)

You stated in your guidance for fiscal 2018 that revenues in Apio’s historical core and export businesses are projected to decrease $20 to $25 million. Are you nearing the end of your “right sizing” of these businesses?

Since the beginning of the third quarter of fiscal 2016, the revenues of our core packaged vegetables business have declined as a result of (1) our strategic decision to discontinue select lower margin business, (2) some customers deciding to shift from single-sourcing to a multi-source strategy, and (3) our decision to reduce our dependency on certain highly volatile produce items resulting in the reduction of certain core packaged vegetable SKUs. A large majority of the discontinued business was lower margin business that carried a very high cost to service.

In fiscal 2017, this loss of core business resulted in a sales volume decrease of approximately 4% in our packaged fresh vegetable business. Because a vast majority of Apio’s overhead is fixed, this loss of volume resulted in overhead being a higher percentage of Apio’s cost of sales in fiscal 2017 than in past years. As volumes increase, Apio’s per unit overhead expense will decrease (since most all of the overhead is fixed), resulting in margins expanding at a more accelerated rate.

During fiscal 2018, we expect to forego another $10 to $12 million of lower margin core packaged vegetables business, continuing with our strategy to increase margins in the long term. However, we believe that by the end of fiscal 2018 we will have achieved the optimum balance for this business and thus do not expect our core vegetables business to decrease meaningfully after fiscal 2018. We also expect that increased volume sales in our salad business will more than offset the decrease in volume sales in our core business and therefore result in a favorable overhead absorption in fiscal 2018 compared to fiscal 2017.

Within our export business, we plan to forego approximately $10 to $13 million of low margin fruit export business in fiscal 2018 in an effort to increase export margins as we have done with the core packaged vegetables business over the last 18 months.

5)	Why were Apio’s packaged fresh vegetables revenues down 4% in fiscal 2017?

Revenues in Apio’s packaged fresh vegetables business were down due to Apio’s core vegetables business being down $14.5 million compared to last year and the loss of some salad kit business at Costco U.S. These reductions in packaged fresh vegetables business were nearly offset by our salad kit revenues benefitting from the North American salad kit 18% revenue growth in the retail channel, with all of that growth from U.S retail.

Importantly, even though revenues in our packaged fresh vegetables business declined 4% in fiscal 2017 compared to fiscal 2016, that business generated a 26% increase in gross profit resulting in a 290 basis point improvement in gross margin to 12.4% as we continue to shift the mix of our product line.

6)	What was the cumulative amount of unplanned expenses incurred by the Company in fiscal 2017?

We experienced several unplanned, non-recurring expenses in fiscal 2017 that negatively impacted our results by a cumulative amount of $6.7 million or $0.15 per share after taxes, specifically:

a.	A loss on the refinancing of our debt of $1.2 million
b.	A legal settlement expense of $2.6 million for labor-related litigation
c.	Legal expenses of $2.1 million associated with the labor-related litigation; and
d.	Severance expenses of $800,000 primarily from restructuring our Apio sales team

7)	Why isn’t the Company’s EPS guidance for fiscal 2018 higher given the unplanned expenses incurred in fiscal 2017?

At Apio, the unexpected loss of two Costco distribution centers for our Sweet Kale Salad in fiscal 2017 and the cumulative net loss of approximately $40 million of core vegetable business since late fiscal 2016 has created a much smaller, although more profitable, product and volume base for our targeted fiscal 2018 growth and beyond. In addition, for overall Landec, we expect operating expenses, excluding the $5.5 million of unplanned operating expenses in fiscal 2017, to increase approximately 10% primarily due to an increase in new product development expenses and employee incentive compensation programs aligned with revenue, net income and ROIC goals. Lastly, we expect our income tax expense to approximately double next year as it returns to approximately a 36% annual tax rate.

8)	What were Apio’s market share numbers at end of fiscal 2017?

For the 52 weeks ended May 27, 2017, the size of the North American market in which Apio participated (vegetable bags, vegetable trays and salad kits) was approximately $3.3 billion in consumer retail dollars, including retail and club stores. Of this market, Apio’s overall market share is approximately 16% while Apio’s Eat Smart salad kits have a market share of approximately 12%. In the retail market, excluding Costco, Eat Smart salad kits enjoy a 41% market share in Canada and a 4.5% market share in the U.S. Due to recent distribution gains in the U.S., the U.S. market share number is up 100 basis points from a year ago.

Our goal is to continue to aggressively grow the Eat Smart market share and ACV for all our multi-serve salad kit products as well as our newly launched single-serve salad kit products.

9)	Why was your tax rate so low in the fourth quarter of fiscal 2017?

The tax rate for the fourth quarter of fiscal 2017 was considerably lower than our estimated 36% rate mainly due to a higher than expected number of stock option exercises that occurred during the quarter, largely due to a block of stock option grants that were about to expire if not exercised by the holder. Due to new stock-based compensation accounting rules, which the Company adopted in fiscal 2017, the Company’s tax deduction, for the excess tax benefits related to the stock-based compensation charged to the holder, is now recorded as an income tax benefit in the income statement. In the past, these excess tax benefits were recorded to equity as additional paid-in capital. Also, the Company recognized a larger than expected tax benefit related to R&D tax credits in the quarter primarily related to resolution of prior period R&D tax positions and increased R&D expenses in the current year.

It should be noted that due to the new stock-based compensation accounting rules, the Company’s tax rate will likely be more volatile in the future, on a quarter to quarter and annual basis, and will fluctuate from the expected 36%, especially when large amounts of stock options are exercised at substantial gains to the holder. The Company expects its tax rate for all of fiscal 2018 to be approximately 36%, however, this rate is subject to change if projected stock exercises are significantly different than those projections and /or R&D activities are different than projected.

10)	Why are capital expenditures projected to be so high in fiscal 2018?

With the addition of O Olive in fiscal 2017, Landec now has six operating facilities and two distribution centers located throughout the U.S. Our annual “base” capital expenditures, which include annual productivity initiatives, are now approximately $12 to $15 million for these eight locations. The remaining capital expenditures we plan to spend in fiscal 2018 are for growth initiatives, approximately half at Lifecore for its new syringe/vial filling line and approximately half in our food businesses.

11)	What are Landec’s top priorities for the next 12 to 24 months?

Our continuing priorities are:

(a)	Shifting our product mix to higher margin products at both Apio and Lifecore while advancing the CDMO strategy at Lifecore.
(b)	Increasing demand for both our packaged vegetable products and our biomaterials products to fill the additional capacity added in fiscal 2016.
(c)	Developing innovative new salad products to broaden and strengthen our offerings.
(d)	Expanding our retail presence of Eat Smart products in the U.S. by gaining new customers and increasing distribution with existing customers.
(e)	Increasing return on invested capital by maximizing returns on each capital allocation decision.
(f)	Working with the O Olive team to significantly increase the sales of its line of olive oil and vinegar products while leveraging operating synergies to achieve an even higher rate of profitability.
(g)	Focusing on evaluating the natural food product segment to identify areas where Landec can enter through new product development and/or strategic acquisitions or investments.
(h)	Executing on our Lifecore programs with existing customers and securing new partnerships utilizing our CDMO strategy.
(i)	Supporting Windset in its expansion plans to build new hydroponic controlled atmosphere structures using new growing methods for new crops.

12)	How do the results by line of business for the three and twelve months ended May 28, 2017 compare with the same periods last year?

The results are as follows (unaudited and in thousands and for comparability excludes the impact from the GreenLine trademark impairment charge in fiscal 2016):

	Three months ended 5/28/17	Three months ended 5/29/16	Twelve months ended 5/28/17	Twelve months ended 5/29/16
Revenues:
Apio Packaged Fresh Vegetables (a)	$ 108,651	$ 105,641	$ 408,021	$ 423,859
Food Export	6,165	13,308	62,481	64,181
Total Apio	114,816	118,949	470,502	488,040
Lifecore	11,596	15,722	59,392	50,470
Other (b)	1,018	642	2,363	2,589
Total Revenues	127,430	135,313	532,257	541,099

Gross Profit:
Apio Packaged Fresh Vegetables	14,626	12,913	51,148	40,479
Food Export	538	976	3,974	4,176
Total Apio	15,164	13,889	55,122	44,655
Lifecore	4,114	8,369	26,755	24,081
Other	379	526	1,309	2,221
Total Gross Profit	19,657	22,784	83,186	70,957
R&D:
Apio	978	256	1,840	987
Lifecore	1,364	1,172	5,387	4,701
Other	1,214	387	2,246	1,540
Total R&D	3,556	1,815	9,473	7,228

S,G&A:
Apio	8,605	9,321	40,481	33,188
Lifecore	1,350	1,462	5,422	5,303
Other	3,704	3,093	12,305	11,024
Total S,G&A	13,659	13,876	58,208	49,515

Other (c):
Apio	522	128	573	983
Lifecore	(1)	(146)	(13)	(242)
Other	(511)	(2,346)	(5,475)	(5,135)
Total Other	10	(2,364)	(4,915)	(4,394)

Net Income (Loss):
Apio	6,103	4,440	13,374	11,463
Lifecore	1,399	5,589	15,933	13,835
Other	(5,050)	(5,300)	(18,717)	(15,478)
Net Income	$ 2,452	$ 4,729	$ 10,590	$ 9,820

a) Apio’s packaged fresh vegetables business includes revenues and gross profit from Apio Cooling LP. and Apio Packaging.

b) Included in Other are Corporate licensing and R&D revenues and Corporate expenses, the non-Apio and non-Lifecore royalties and profit sharing and the O Olive operations.

c) Included in Other are other operating income/(expense), net interest income/(expense), dividend income, change in the FMV of Windset, non-operating income/(expense) and income tax expense.